EXHIBIT 10.2

SEPARATION AND NON-COMPETITION AGREEMENT

THIS SEPARATION AND NON-COMPETITION AGREEMENT (the “Agreement”), dated as of April 19, 2023, by and between LINKBANCORP, Inc., a Pennsylvania corporation (the “Corporation”), and Lloyd B. Harrison, III (“Executive”) is effective as of the Closing (as defined below) (the “Effective Date”). For purposes of this Agreement, Executive and the Corporation shall each be a “Party” and shall collectively be the “Parties.”

WITNESSETH

WHEREAS, this Agreement is entered into in connection with the transactions contemplated by the Agreement and Plan of Merger, dated as of February 22, 2023 (the “Merger Agreement”), by and between the Corporation and Partners Bancorp (“Partners”), and effective as of the closing of the transactions contemplated by the Merger Agreement (the “Effective Time”), pursuant to which Partners will merge with and into the Corporation, with the Corporation as the surviving entity (together with the Effective Time, the “Closing”);

WHEREAS, in connection with the foregoing and subject to the occurrence of the Closing, the Corporation has determined that it is in the best interests of the Corporation and its shareholders to enter into this Agreement embodying the terms of such non-competition covenant and non-solicitation covenant, subject to the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Parties hereby agree as follows:

Section 1.    Termination of Employment and Employment Agreement.  Effective as of the Effective Date, the Executive’s employment will terminate and, in consideration for entering into this Agreement, the Employment Agreement, dated as of December 13, 2018, including any amendments thereto, by and among Partners, Virginia Partners Bank, the wholly owned subsidiary of Partners, and Executive (“Prior Agreement”) shall terminate and be superseded and replaced by this Agreement.  For clarity, nothing in this Agreement shall affect Executive’s service as a member of the Board of Directors of the Corporation or LINKBANK (the “Bank”), as applicable.

Section 2.    Covenant Not to Compete and Covenant Not to Solicit. In consideration of the compensation to be paid to Executive under this Agreement, for a period of one (1) year following the Executive’s date of termination of employment (the “Restriction Period”), Executive agrees that he shall not, except as otherwise permitted in writing by the Bank and the Corporation:

(a) be engaged, directly or indirectly, either for his own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than 5% of the stock of a publicly owned company) or otherwise of any person, firm, corporation or enterprise engaged in or proposed to be engaged in (1) the banking (including bank and corporation holding company) or financial services industry, or (2) any other activity in which the Bank and the Corporation or any of their respective affiliates are engaged during the twelve (12) month period prior to the Executive’s date of termination of employment, and remain so engaged as of the Effective Date, within a fifty (50) mile radius of the headquarters of Virginia Partners Bank (as of immediately prior to the Effective Date) or within a twenty-five (25) mile radius of any branch or other place of business of the Corporation or the Bank (the “Non-Competition Area”); or

(b) provide financial or other assistance to any person, firm, corporation or enterprise engaged in (1) the banking (including bank and corporation holding company) or financial services industry, or (2) any other activity in which the Bank and the Corporation or any of its affiliates are engaged during the twelve (12) month period prior to the Executive’s date of termination of employment, in the Non-Competition Area; or

(c) directly or indirectly solicit persons or entities who were customers or referral sources of the Bank and the Corporation or their respective affiliates within one year of Executive’s termination of employment, to a become customer or referral source of a person or entity other than the Bank and the Corporation or their respective affiliates; or

(d) directly or indirectly solicit any employee of the Bank and the Corporation or their respective affiliates who were employed within one year of Executive’s termination of employment to work for anyone other than the Bank and the Corporation or their respective affiliates.

Section 3.    Compensation.

(a) Restrictive Covenant Payment. In consideration for and Executive complying with the covenants set forth in Section 2 hereof, upon and subject to the occurrence of the Closing, the Corporation agrees to pay Executive an amount equal to $1,579,923 (the “Restrictive Covenant Payment”), subject to the terms and conditions set forth herein. The Restrictive Covenant Payment will be paid in three installments of $526,641 each, less required tax withholding. The first payment shall be made within sixty (60) days following the Effective Date, subject to the Executive’s executing and not revoking the general release of claims described herein; provided, however, that in no event shall Executive have discretion to designate, directly or indirectly, the calendar year of payment.  The second payment shall be made on the first anniversary of the Effective Date, and the third payment shall be made on the second anniversary of the Effective Date.  Notwithstanding any provision of this Agreement to the contrary, Executive shall forfeit his rights to receive the payments and benefits set forth in this Section 3(a) unless he executes a general release of claims in favor of the Bank and the Corporation in a form to be provided by the Bank and the Corporation, and such release becomes effective and irrevocable in accordance with its terms, on or before the date that is sixty (60) days after Executive’s termination of employment.

(b) Clawback. In the event of a breach by Executive of any of the covenants and agreements contained in Section 2 prior to the end of the Restriction Period, the Corporation may recover an amount equal to the after-tax portion of the Restrictive Covenant Payment received by Executive.

Section 4.    Enforcement. In the event of a breach by Executive of any of the covenants     and agreements contained in Section 2 to which the Corporation has not consented in writing, the Corporation shall be entitled to one or more of the following remedies, in addition to any other remedy provided for in this Agreement or as a matter of law, to the extent that such remedies are not by their nature exclusive:

(a) To seek recovery of the Restrictive Covenant Payment received by Executive pursuant to Section 3(b) hereof;

(b) To collect through an action at law any damages sustained by the Corporation in excess of any amounts repaid pursuant to Section 3(b); and

(c) To obtain as appropriate, and without the necessity of showing actual damages: (i) an injunction against the continuation of any such breach by Executive, or (ii) specific performance of any negative covenant of Executive, it being agreed, in each case of clauses (i) and (ii), by Executive and the Corporation that money damages alone for such defaults by Executive would be inadequate.

Section 5.    Reasonableness of Restrictions. Executive acknowledges and recognizes the highly competitive nature of the Corporation’s business, that access to confidential information renders Executive special and unique within the Corporation’s industry, and that Executive has had the opportunity to develop substantial relationships with existing and prospective clients, accounts, customers, consultants, contractors, investors, and strategic partners of the Corporation during the course of and as a result of Executive’s employment with the Corporation. In light of and in consideration for the foregoing, and in consideration of the compensation provided under this Agreement, Executive acknowledges and agrees that the restrictions and limitations set forth in this Agreement are reasonable and valid in geographical and temporal scope and in all other respects and are essential to protect the value of the business and assets of the Corporation. Executive further acknowledges that the restrictions and limitations set forth in this Agreement will not materially interfere with Executive’s ability to earn a living following the Effective Date.

Section 6.    Taxes.    The Corporation may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment and social insurance taxes, as shall be required by law.  Executive acknowledges and represents that the Corporation has not provided any tax advice to him in connection with this Agreement and that he has been advised by the Corporation to seek tax advice from his own tax advisors regarding this Agreement and payments that may be made to him pursuant to this Agreement.

Section 7.    Notice.   Any notice to be given hereunder shall be deemed given when either mailed in the United States, postage prepaid, by registered or certified mail with return receipt requested or e-mailed to the applicable Party, in each case, to the addresses of the Parties specified by themselves.

Section 8.    Waiver. No action, waiver or forbearance by a Party on any one occasion in pursuing any right or remedy to which the Party may be entitled under this Agreement shall operate to waive, modify or in any way affect or restrict the rights of the Party on any subsequent occasion, nor shall any action, waiver or forbearance by the Corporation under or with respect to any similar or dissimilar agreement with any past, present or future employee of the Corporation in any way modify, affect or restrict the rights of the Corporation.

Section 9.    Entire Agreement; Blue Pencil. This is the entire agreement between the Parties relating to the subject matter of this Agreement and all prior discussions relating to it are merged herein. This Agreement supersedes all prior agreements and oral understandings between the Parties, including, without limitation, the Prior Agreement. If any term, clause or provision of this Agreement shall be judged by a court of competent jurisdiction to be invalid, the validity of any other term, clause or provision of this Agreement shall not be affected thereby. If any term, clause or provision in Section 2 shall be judged by a court of competent jurisdiction to exceed the scope of non-competition agreements permissible under applicable law, then such term, clause or provision shall be reformed to coincide with the maximum limitations permitted.

Section 10.   Governing Law; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania (excluding any that mandate the use of another jurisdiction’s laws). Each Party to this Agreement also hereby waives any right to trial by jury in connection with any suit, action, or proceeding under or in connection with this Agreement.

Section 11.   Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

Section 12.   Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective heirs, successors and permitted assigns. It is expressly understood and agreed that the benefits and obligations of this Agreement shall inure to any third party which shall succeed to the business of the Corporation, whether by way of consolidation, merger or otherwise, or to which all or substantially all of the assets of the Corporation (including its rights and obligations under this Agreement) shall be transferred or assigned, including, without limitation, pursuant to the Merger Agreement. It is also expressly understood and agreed that this Agreement is personal to Executive and cannot be assigned by Executive to any third party without the prior written consent of the Corporation; provided,      however, that if Executive shall die, all amounts then payable to Executive hereunder shall be paid in accordance with the terms of this Agreement to Executive’s designated beneficiary or estate. Nothing expressed or referred to in this Agreement will be construed to give any person other than the Corporation, its subsidiaries and Executive any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.
Section 13.   Section 409A Provisions. This Agreement and the amounts payable and other benefits provided under this Agreement are intended to comply with Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”).  This Agreement shall be administered, interpreted and construed in a manner consistent with the requirements of Section 409A.  If any provision of this Agreement is found not to comply with, or otherwise not be exempt from, the provisions of Section 409A, it shall be modified and given effect, in the sole discretion of the Corporation in such manner as the Corporation Board of  Directors determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Section 409A; provided, however, that in exercising its discretion, the Corporation shall modify this Agreement to the maximum extent possible to preserve the original economic benefit to the Executive contemplated by this Agreement and so as to avoid subjecting the Executive to taxation under Section 409A(i)(A).  Executive acknowledges and agrees that he shall be solely responsible for the payment of any tax or penalty which may be imposed or to which he may become subject as a result of the payment of any amounts under this Agreement.  Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A of the Code.
Section 14.   Review by Counsel. Executive affirms that, before the execution and delivery of this Agreement, Executive has read and understood this Agreement and its legal affects and has reviewed them with counsel of his choice.
Section 15.   CConditional Upon Closing of Transaction and Successors; Binding Agreement. The effectiveness of this Agreement shall be conditioned upon the Closing. In the event that the Merger Agreement terminates prior to the Closing or Executive is not employed by Partners or Virginia Partners Bank as of immediately prior to the Closing, this Agreement shall be void ab initio.  This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees, legatees and permitted assigns.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed or caused this Agreement to be executed as of the date first set forth above.

LINKBANCORP, INC.

By:	/s/ Andrew Samuel
Name:
Title:

LLOYD B. HARRISON, III

By:	/s/ Lloyd B. Harrison, III